Exhibit 99.1

Press Release:

For Immediate Release

KMG America Reports Q3 2007 Earnings Results and Provides Update on Merger Approval Process

KMG America Investor Webcast Today, Monday, November 5th at 10:00 A.M. Eastern Standard Time

Minneapolis, MN, November 5, 2007 – KMG America Corporation (the “Company” or “KMG America”) (NYSE: KMA) today reported a net loss of $0.4 million, or $0.02 per diluted share for Q3 2007 compared to net income of $0.6 million, or $0.03 per diluted share for Q2 2007. The Company also provided a brief update on the approval process of Humana’s agreement to acquire the Company.

UPDATE ON HUMANA ACQUISITION APPROVAL PROCESS

As previously announced, on Friday, September 7, 2007, KMG America signed a definitive agreement to merge with a subsidiary of Humana Inc. for cash consideration of $6.20 for each outstanding share of the Company. The aggregate transaction price will be approximately $187.7 million (including assumed debt of approximately $50 million).

The merger was unanimously approved by the boards of directors of the Company and Humana Inc. The merger is subject to customary closing conditions, including approval by the Company’s shareholders and receipt of governmental and regulatory approvals, including the approval of the South Carolina Department of Insurance (“SCDOI”). The following summarizes the status, as of the date of this release, of the shareholder and governmental and regulatory approval process:

▪

The Federal Trade Commission and Antitrust Division of the U.S. Department of Justice have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

▪	The Company announced November 16, 2007, as the date for a special meeting of KMG America shareholders to vote on the proposed acquisition.
▪

The Company has mailed a definitive proxy statement for the special meeting to its shareholders of record as of the close of business on October 12, 2007, the record date established for the special meeting.

▪	Humana Inc. has filed documents with the SCDOI seeking approval of the acquisition and is awaiting the SCDOI’s final determination.

The closing of the merger is expected to occur late in the fourth quarter of 2007, possibly as early as November 30, 2007.

THIRD QUARTER FINANCIAL RESULTS

The Company today reported a net loss of $0.4 million, or $0.02 per diluted share, for Q3 2007 compared to Q2 2007 net income of $0.6 million, or $0.03 per diluted share. The decline in Q3 2007 earnings results compared to Q2 2007 is attributed primarily to an increase in long term care incurred claims.

Q3 2007 net earnings also include $1.2 million of transaction expenses associated with the pending merger offset by the favorable impact of the cancellation, for no consideration, of stock options previously awarded to the Company’s executive management.

WEBCAST

The Company will host an investor and analyst webcast today, Monday, November 5, 2007, at 10:00 a.m. Eastern Standard Time. The webcast and replay will be available via: www.kmgamerica.com, analyst/investor tab – for all investors; www.streetevents.com – for institutional investors; and www.earnings.com – for retail investors. The replay will be available starting approximately two hours after the original webcast. The replay will be available through Monday, November 19, 2007.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha’s insurance and other related businesses nationwide. KMG America offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and employees and their families. For more information visit: www.kmgamerica.com.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; the shareholders of KMG America may not approve and adopt the proposed merger; the parties to the merger may be unable to obtain governmental and regulatory approvals required for the merger; required governmental or regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:	Tim Daniels

Ph: (952) 930-4807

tim.daniels@kmgamerica.com

KMG America Corporation

Consolidated Statements of Income (unaudited)

(in thousands, except share data)

	Quarter Ended			Year-to-Date
	9/30/2007	6/30/2007	9/30/2006	9/30/2007	9/30/2006

Insurance premiums, net of reinsurance	$40,146	$41,687	$34,235	$121,749	$94,708
Net investment income	8,729	8,377	7,453	24,982	22,278
Commission and fee income	3,604	4,072	4,018	11,844	12,354
Realized investment gains (losses)	423	244	7	614	103
Other income	1,073	1,193	1,275	3,325	3,184
Total revenues	53,975	55,573	46,988	162,514	132,627

Policyholder benefits	35,875	35,054	26,186	108,472	73,913
Insurance commissions, net of deferrals	3,929	4,022	3,246	12,103	9,151
Expenses, taxes, fees and depreciation, net of deferrals	12,421	13,794	12,759	40,705	39,021
Amortization of DAC and VOBA *	1,975	1,108	1,682	5,164	4,015
Total benefits and expenses	54,200	53,978	43,873	166,444	126,100

Income (loss) before income taxes	(224)	1,595	3,115	(3,930)	6,527
(Provision) for income taxes	(130)	(1,036)	(1,089)	(6,129)	(2,248)
Net income (loss)	$(354)	$559	$2,026	$(10,059)	$4,279

Net income (loss) per share - diluted	$(0.02)	$0.03	$0.09	$(0.45)	$0.19

Weighted-average shares outstanding - diluted:	22,216	22,214	22,208	22,214	22,199

* DAC: deferred acquisition costs; VOBA: value of business acquired.

KMG America Corporation and Subsidiary

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets:
Cash and cash equivalents	$21,596	$21,744
Investments	594,125	558,336
Total cash and investments	615,721	580,080
Accrued investment income	7,112	6,503
DAC	39,139	28,454
VOBA	68,674	70,766
Other assets (1)	147,111	145,911
Total assets	$877,757	$831,714

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$599,504	$572,364
Deferred income taxes	10,537	14,735
Other liabilities (2)	92,457	52,563
Total liabilities	702,498	639,662
Total shareholders’ equity	175,259	192,052
Total liabilities and shareholders’ equity	$877,757	$831,714

Book value per share:
Basic	$7.89	$8.65
Diluted	$7.89	$8.61

Book value per share: (excl FAS 115) (3)
Basic	$8.49	$8.96
Diluted	$8.49	$8.93

Ending shares outstanding:
Basic	22,216	22,212
Diluted (4)	22,216	22,299

(1)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.
(2)	Other liabilities include $42.3 million of accounts payable and accrued expenses, $14.1 million of outstanding bank debt and $36.1 million of subordinated debt securities.
(3)

The book values are recalculated excluding $13.4 million of unrealized capital losses, net of taxes, on September 30, 2007. Unrealized capital losses were $7.1 million, net of taxes, on December 31, 2006.

(4)	Diluted shares were calculated using the treasury stock method.